Exhibit 99.1

NAPCO Announces Record Third Quarter Results for the Period Ended March 31, 2016

-Revenue Increased 11% to a Third Quarter Record of $19.8 Million -

-Net Income Surged by 164%-

-Alarm Division Recurring Revenues Grew 42% in Q3-
-Management to Host Conference Call Today at 11 a.m. ET-

AMITYVILLE, N.Y., May 9, 2016 -- NAPCO Security Technologies, Inc. (NasdaqGS: NSSC), one of the world's leading solutions providers and manufacturers of high tech electronic intrusion security, IoT connected home, video and fire systems, as well as enterprise-class access control and door locking products, today announced financial results for its third fiscal quarter ended March 31,2016.

Financial Highlights:

•	Net sales were a third quarter record of $19.8 million, up 11% from the same quarter last year; fourth consecutive record breaking quarterly sales.

•	Sales of Alarm products increased 31% in the third quarter as compared to the same quarter a year ago.

•	Alarm Division recurring monthly revenue (“RMR”) for the third quarter increased 42% compared to the same quarter a year ago and grew 10% sequentially.

•	Net Income for the quarter increased 164% to $1,044,000 as compared to the same quarter a year ago.

•	Earnings per share (diluted) for the third quarter was $0.06 as compared to $0.02 for the same quarter last year.

•	Debt, net of cash, has been reduced from $36 million to $4 million since financing the Marks acquisition in August of 2008.

Richard Soloway, Chairman and President, commented, “We continue to drive record quarterly sales through our strategy of marketing innovative security products aimed at high-growth vertical markets, such as School Safety and IoT connected home. As a result, this third quarter’s 11% sales increase to $19.8 million will mark our fourth consecutive record-breaking sales quarter. This growth is partially attributable to a 42% surge in subscription-based RMR from our base StarLink 3G/4G, Verizon CDMA and commercial fire and intrusion alarm communicators.”

As recently highlighted at the International Security Conference & Exhibition ("ISC West"), the largest security industry trade show in the U.S., we announced the addition of innovative new product entries to our successful line of StarLink® alarm and now IoT communicators. With the launch of our new StarLink Connect product, consumers are able to control a suite of connected home, IoT services, such as alarm system, lighting, thermostat, video camera and locking control, all via our cellular communicators.

Also showcased at ISC West, with great potential for generating future RMR, was the introduction of our new CA4K™ Enterprise Class Access & Video Software Platform. This new platform provides NAPCO’s Continental Access Control division with an entry into the lucrative Hosted Services category and enables us to provide access control as a service, to both our integrator and end-user customers, utilizing cloud-based computing. This new access control service solution enables Continental to generate considerable levels of RMR.”

Mr. Soloway continued, “NAPCO’s suite of LockDown™ access control systems continues to play a significant role in protecting K-12 and college/university educational institutions across the U.S. Integrating and networking products from our Alarm Lock, Marks and Continental divisions enable us to wirelessly control access to and within schools, provide video monitoring and activate lock-down in seconds. To aid the School Safety vertical in augmenting security preparedness, we created a proprietary School Access-control Vulnerability Index, or SAVI, audit system. SAVI quantitatively measures a school’s security level in the form of an index and takes an active approach in training security dealers and end-user school officials on how to significantly reduce or prevent a mass incident.”

Mr. Soloway concluded, “The third quarter was a continuation of our plan to field unique product entries in growing and profitable markets, with a special emphasis on driving considerable levels of RMR. We will continue to build toward this vision, which bodes well for a promising future of sales and profit growth.”

Financial Results

Net Sales for the three months ended March 31, 2016 increased 11% to a third quarter record of $19.8 million, as compared to $17.9 million for the same period one year ago. Net sales for the nine months ended March 31, 2016 increased 7% to $58.4 million, as compared to $54.8 million for the same period a year ago. Selling, general and administrative expenses for the quarter were $4.9 million, or 24.7% of sales, as compared to $4.9 million, or 27.2% of sales, for the same period last year. Selling, general and administrative expenses for the nine months ended March 31, 2016 were $15.4 million, or 26.3% of sales, as compared to $14.9 million, or 27.2% of sales, for the same period a year ago.

Operating income for the three months ended March 31, 2016 increased 155% to $1,217,000, as compared to $477,000 for the third quarter of 2015. Operating income for the nine months ended March 31, 2016 increased 41% to $2,567,000, as compared to $1,819,000 for the same period a year ago. Adjusted EBITDA* for the three months ended March 31, 2016 increased 80% to $1.6 million, or $0.08 per diluted share, as compared to $0.9 million, or $0.05 per diluted share, for the third quarter of 2015. Adjusted EBITDA for the nine months ended March 31, 2016 increased 21% to $3.7 million, or $0.20 per diluted share, as compared to $3.1 million, or $0.16 per diluted share, for the same period last year (*see table attached).

Net income for the three months ended March 31, 2016 increased 164%, to $1,044,000, or $0.06 per share, as compared to $395,000, or $0.02 per share, for the same quarter last year. Net income for the nine months ended March 31, 2016 increased 55% to $2.3 million, or $0.12 per diluted share, as compared to $1.5 million, or $0.08 per diluted share, for the same period a year ago.

Balance Sheet Summary

At March 31, 2016, the Company had $3.3 million in cash and cash equivalents, an increase of $1.0 million compared to $2.3 million at June 30, 2015. NAPCO had working capital of $34.1 million as compared with working capital of $35.6 million at June 30, 2015. Current ratio was 5.3:1 at March 31, 2016 and 4.8:1 at June 30, 2015. Debt, net of cash, was $4.2 million at March 31, 2016 and $8.4 million at June 30, 2015.

Conference Call Information

Management will conduct a conference call at 11 a.m. ET today, May 9, 2016. Interested parties may participate in the call by dialing 1-877-407-4018 or for international callers, 1-201-689-8471, about 5-10 minutes prior to the start time of 11 a.m. ET. The conference call will also be available on replay starting at 2 p.m. ET on May 9, 2016 and ending on May 16, 2016 at 11:59 p.m. ET. For the replay, please dial 1-877-870-5176 domestically, or 1-858-384-5517 for international callers, and use the replay access code 13634983. In addition, the call will be webcast and will be available on the Company's website at www.napcosecurity.com or by visiting http://public.viavid.com/index.php?id=119088.

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc. is one of the world's leading solutions providers and manufacturers of high-technology electronic security (including recurring service fee revenue), IoT connected home, video, fire alarm, access control and door locking systems. The Company consists of four Divisions: NAPCO, its security and IoT connected home segment, plus three wholly-owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company's web site at http://www.napcosecurity.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission

Contacts:
Patrick McKillop

Director of Investor Relations

NAPCO Security Technologies, Inc.

OP: 800-645-9445 x 374

CP: 516-404-3597

pmckillop@napcosecurity.com

KCSA Strategic Communications
Garth Russell / Todd Fromer
OP: 212-896-1250 / 1215
napco@kcsa.com

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2016	June 30, 2015
	(unaudited)	(audited)
ASSETS	(in thousands, except for share data)
CURRENT ASSETS
Cash and cash equivalents	$3,294	$2,346
Accounts receivable, net of reserves and allowances	16,137	17,994
Inventories	20,631	22,757
Prepaid expenses and other current assets	1,170	1,046
Deferred income taxes	857	880
Total Current Assets	42,089	45,023

Inventories - non-current	4,811	4,113
Deferred income taxes	818	634
Property, plant and equipment, net	6,033	6,234
Intangible assets, net	8,488	8,886
Other assets	160	147
TOTAL ASSETS	$62,399	$65,037
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long term debt	$925	$1,600
Accounts payable	3,203	3,954
Accrued expenses	1,523	1,624
Accrued salaries and wages	2,097	2,250
Accrued income taxes	253	5
Total Current Liabilities	8,001	9,433
Long-term debt, net of current maturities	6,575	9,100
Total Liabilities	14,576	18,533

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common Stock, par value $0.01 per share; 40,000,000 shares authorized; 21,116,743 and 21,049,243 shares issued; and 18,786,893 and 18,966,028 shares outstanding, respectively	211	210
Additional paid-in capital	16,611	16,133
Retained earnings	42,734	40,399
	59,556	56,742
Less: Treasury Stock, at cost (2,329,850 and 2,083,215 shares, respectively)	(11,733)	(10,238)
TOTAL STOCKHOLDERS' EQUITY	47,823	46,504
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$62,399	$65,037

  NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months ended March 31,		Nine Months ended March 31,
	2016	2015	2016	2015
Net Sales	$19,808	$17,894	$58,454	$54,801
Cost of sales	13,700	12,548	40,508	38,097
Gross Profit	6,108	5,346	17,946	16,704
Selling, general and administrative expenses	4,891	4,869	15,379	14,885
Operating income	1,217	477	2,567	1,819
Other expense:
Interest	45	52	139	161
Other, net	3	4	10	2
Income before taxes	1,169	421	2,418	1,656
Income tax expense	125	26	83	151
Net income	$1,044	$395	$2,335	$1,505
Net Income per share:
Basic	$0.06	$0.02	$0.12	$0.08
Diluted	$0.06	$0.02	$0.12	$0.08
Weighted average number of shares outstanding:
Basic	18,811,000	19,066,000	18,903,000	19,225,000
Diluted	18,828,000	19,073,000	18,923,000	19,229,000

NAPCO SECURITY TECHNOLOGIES, INC.

NON-GAAP MEASURES OF PERFORMANCE* (Unaudited)

(in thousands)

	Three months ended March 31,		Nine months ended March 31,
	2016	2015	2016	2015
Net income (GAAP)	$1,044	$395	$2,335	$1,505
Add back provision for income taxes	125	26	83	151
Add back interest and other expense	48	56	149	163
Operating Income (GAAP)	1,217	477	2,567	1,819
Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	131	167	398	500
Add back stock-based compensation expense	--	--	92	101
Adjusted non-GAAP operating income	1,348	644	3,057	2,420
Add back depreciation and other amortization	219	226	640	643
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization)	$1,567	$870	$3,697	$3,063

Adjusted EBITDA* per Diluted Share	$0.08	$0.05	$0.20	$0.16
Weighted average number of Diluted Shares outstanding	18,828,000	19,073,000	18,923,000	19,229,000

* Non-GAAP Information. Certain non-GAAP measures are included in this press release, including EBITDA, non-GAAP operating income and Adjusted EBITDA. We define EBITDA as GAAP net income plus income tax expense (benefit), net interest expense and depreciation and amortization expense. Non-GAAP operating income does not include impairment of goodwill, amortization of intangibles, restructuring charges, stock-based compensation expense and other infrequent or unusual charges. These non-GAAP measures are provided to enhance the user's overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO's core operating performance and in comparing our results of operations on a consistent basis from period to period. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures included in the above.